Exhibit 99.1

Item 1.	Business
Our Business
      Fisher Scientific International Inc. (“Fisher,” the “Company,” “we,” “us” or “our”) is a leading manufacturer and supplier of products and services principally to the scientific-research and clinical laboratory markets. We serve pharmaceutical and biotechnology companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and research and development labs in various industries; as well as government agencies. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher offers an array of products and services. This broad offering, combined with Fisher’s global supply chain and sales and marketing capabilities, helps make our customers more efficient and effective.
      We were founded in 1902 by Chester G. Fisher in Pittsburgh, Pennsylvania. In 1991 we were incorporated as a Delaware corporation and became a public company whose shares are listed on the New York Stock Exchange. Fisher is a Fortune 500 company and a component of the S&P 500, Russell 1000 and MSCI World indices. Our principal executive office is located at Liberty Lane, Hampton, New Hampshire 03842, and our telephone number is (603) 926-5911. Our Web site address is www.fisherscientific.com.
Competitive Strengths
      We believe that our key competitive strengths include our:

•	Broad product offering: We offer an extensive line of products that constitutes a virtual one-stop shop for the scientist, researcher and healthcare professional. This comprehensive offering of high-quality products includes proprietary products developed in our manufacturing facilities or exclusively sourced from some of the world’s leading scientific and clinical-laboratory suppliers. We actively invest in the development of our self-manufactured product portfolio. Given the complexity of dealing with multiple suppliers providing thousands of products and the pressure to improve efficiency and reduce costs, our customers increasingly look to us to meet their diverse product requirements in a timely and cost-effective manner.

•	Enhanced suite of outsourced services: We provide a wide range of outsourced services, from supply-chain management and custom chemical synthesis to clinical-trial packaging and distribution, analytical-laboratory testing and biological sample storage. Our suite of services helps our customers reduce their costs, enabling them to engage in more productive research activities.

•	Global distribution network: We have a world-class supply chain that allows us to reduce end-to-end procurement costs for our multinational customers. Utilizing state-of-the-art systems and our global footprint, we serve our customers in more than 150 countries on a cost-effective basis.

•	Comprehensive channel position: We believe we occupy a pivotal position in the globally integrated supply chain for suppliers and end users, by combining our global distribution capabilities with an extensive portfolio of proprietary products and value-added services. By constantly expanding our product and service offerings and leveraging operational efficiencies, we can further enhance our position with both our customers and suppliers.
Business Segments and Products
      Our operations are organized into two reporting segments: scientific products and services and healthcare products and services. In March 2006, we committed to a plan to dispose of our laboratory workstations business. Accordingly, the results of this business are presented as discontinued operations. This business had previously been reported as our laboratory workstations segment.
      Approximately 65% of our revenue is generated from the sale of higher-margin proprietary products, which are products that we manufacture, private-label products and products that we distribute on an exclusive basis. Our remaining revenues are generated from the sale of products we source on a nonexclusive basis from our suppliers. Approximately 80% of our revenue is generated from the sale of consumable products.

Scientific products and services
      The scientific products and services segment manufactures and sells products and services primarily to entities conducting scientific research, including drug discovery and drug development, quality and process control and basic research and development, as well as to third-party distributors. Our businesses in this segment manufacture and/or distribute a broad range of biochemicals and bioreagents; organic and inorganic chemicals; sera; cell-culture media; sterile liquid-handling systems; microbiology media and related products; and other scientific research-related consumable products, instruments and equipment. Our businesses in this segment also distribute safety-related products, such as personal-protection equipment, respiratory-protection systems, environmental monitoring and sampling equipment, and other safety and clean-room supplies. Additionally, businesses in this segment provide services to pharmaceutical and biotechnology companies engaged in clinical trials, including specialized packaging, over-encapsulation, labeling and distribution for phase III and phase IV clinical trials, analytical testing, biological-specimen management, as well as combinatorial chemistry, custom-chemical synthesis and supply-chain management.
      We estimate that the markets served by this segment total approximately $40 billion and include the following: global scientific-research market, estimated at approximately $23 billion with an estimated growth rate of 5% to 8% annually; global biopharma-production supplies market estimated at approximately $5 billion with an estimated growth rate of 15% to 25% annually; and U.S. lab safety and personal-protection market estimated at approximately $12 billion with a projected growth rate equal to the overall gross domestic product growth rates, impacted by prospective changes in regulations. Scientific research revenues are primarily driven by customer spending on research and development. The increased customer demand for products and services that create or provide greater efficiency in and lower the costs of drug development also drives growth in this market. The U.S. lab-safety and personal-protection market is affected by environmental and safety regulations, the growth in homeland security spending and increased focus on bioterrorism protection.
      Sales in the scientific products and services segment, including intersegment sales, represented approximately $4,141.2 million or 76% of our total sales in 2005. Proprietary products and services in this segment are sold under such brand names as Fisherbrand®, Fisher Clinical Services®, ABgene®, Acros Organicstm, ART®, Barnstead®, Cole-Parmer®, Endogen®, HyClone®, Maybridge®, Masterflex®, Matrix®, Dharmacon®, MBP®, Nalgene®, Nunc®, Oxoid®, Pierce® and Remel®, among others.

Healthcare products and services
      Businesses in our healthcare products and services segment manufacture and distribute an array of diagnostic kits and reagents, equipment, instruments and other consumable products to hospitals, clinical laboratories, reference laboratories and physicians’ offices, as well as third-party distributors located primarily in the U.S. Other businesses in this segment provide outsourced manufacturing services for diagnostic reagents, calibrators and controls to the healthcare and pharmaceutical industries. We estimate the domestic clinical-laboratory market to be approximately $10 billion and growing at a rate of 4% to 5% annually.
      Sales in the healthcare products and services segment are fueled by the administration and evaluation of diagnostic tests. We believe that the aging population as well as the increased demand for the development of new specialty diagnostic tests will result in increased market growth.
      Sales in this segment, including intersegment sales, represented approximately $1,304.4 million or 24% of our total sales in 2005. Combined sales of a broad range of products obtained from our two largest suppliers accounted for approximately 31% of sales in this segment. Proprietary products in the healthcare products and services segment are sold under such brand names as Fisherbrand®, Fisher Diagnostics®, Erie Scientific®, Microgenics®, MAS®, Richard-Allan Scientific® and Seradyn®.

Discontinued Operations — Laboratory Workstations
      The laboratory-workstations business primarily manufactures and sells workstations and fume hoods for laboratories. This business was previously reported as our laboratory workstations segment. Our product offerings include steel, wood and plastic laminate casework systems, adaptable furniture systems, airflow products and various other laboratory fixtures and accessories. Products in the laboratory-workstations business are sold under such brand names as Fisher Hamilton®, Horizon®, Concept®, SafeAire® and Pioneer®. This business primarily serves pharmaceutical and biotechnology companies, medical-research institutions, colleges, universities and secondary schools, as well as hospitals and reference labs worldwide. The laboratory-workstations market is highly competitive in both pricing and the cost of manufacturing. Our competitors in this business include Kewaunee Scientific and a number of smaller contractors. We compete primarily on the basis of quality, product innovation, project-management skills and price. The market is project-based and is influenced by capital-spending cycles. Sales in the laboratory workstations business, including $7.5 million of sales to affiliated entities represented approximately $200.6 million, in 2005. Backlog for this business was approximately $97.6 million and $134.0 million at December 31, 2005 and 2004, respectively. During 2005, this business commenced operations at its new facility in Mexico.
Customers
      We have a broad and diversified customer base. We do not rely on any single customer or one group of customers for a material portion of our sales. No single customer accounted for more than 3% of our total sales in any of the past three years.
      Scientific products and services: The businesses in this segment primarily serve pharmaceutical and biotechnology companies, colleges and universities, medical-research institutions, hospital-research labs, government agencies, original equipment manufacturers, quality-control, process-control and other research and development laboratories as well as third-party distributors worldwide.
      Healthcare products and services: The businesses in this segment primarily serve hospitals, clinical laboratories, reference laboratories, physicians’ offices, original equipment manufacturers and third-party distributors located mostly in the U.S.
Competition
      Due to our broad product and service offering, we do not believe that any single company competes directly with our full range of products and services. Our markets are highly competitive and we have many competitors in our different product categories. We believe we are well positioned to compete effectively in each category. Our competitors in each of our reporting segments include the following:
      Scientific products and services: Our competitors in this segment include a broad range of manufacturers and third-party distributors. We compete on the basis of a broad product offering, innovative technologies, product differentiation, availability and reliability, service and price.
      Healthcare products and services: Our competitors in this segment include a broad range of manufacturers and third-party distributors. We compete primarily on the basis of innovative technologies, product differentiation, value and service.
Sales and Distribution
      We market and sell our products and services through a direct sales force, customer-service professionals, electronic commerce, third-party distributors and various catalogs. The Fisher Catalog has been published for more than 100 years and is an internationally recognized scientific supply reference. We publish more than 3 million copies of our various catalogs each year in eight different languages. Our e-commerce product references are showcased by our Web site www.fishersci.com, which is a leading e-commerce site supporting the scientific-research community.

      As of December 31, 2005 we had approximately 3,100 sales and marketing professionals augmented by approximately 800 highly trained technical specialists who enable us to better meet the needs of our more technical end-users. We also provide customers with an efficient ordering system, product standardization and other supply-chain-management services to reduce procurement costs. Because timeliness is critical to our customers, in the United States our distribution businesses ship approximately 95% of all orders within 24 hours of order placement.
      Our international distribution network consists of facilities in Europe, Canada, Asia and Latin America, as well as dealers located in countries where we do not have operations. We have 28 distribution facilities in 13 countries, augmented by sales offices in 20 countries and independent dealers in more than 100 countries.
      We deliver our products through third-party carriers and our own fleet of delivery vehicles. Third-party carriers include United Parcel Service (“UPS”), Federal Express, DHL and other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service.
Manufacturing and Distribution
      We manufacture our products throughout North America, Europe and Asia. Our manufacturing facilities are organized around groups of similar product categories. We sell our manufactured products through our distribution businesses and through third-party distributors, including Cardinal Health and VWR International.
      For information regarding the locations of our principal manufacturing facilities, refer to “Item 2-Properties.”
      Raw materials and supplies for our product and service offerings are generally available in adequate quantities. While there are some raw materials that we obtain from a single supplier, we are not dependent on any one supplier for a significant portion of our raw materials. Raw-material and fuel prices are subject to fluctuations due to market conditions. We employ many strategies, including the use of alternative materials and the use of derivative instruments, to mitigate the effect of these fluctuations on our results. During 2005, we experienced price increases in certain raw materials, including petroleum-based resins. To date, we have been able to minimize the effect of a portion of these increases by raising prices and implementing various cost-saving measures.
      We do not report backlog for our scientific products and services and healthcare products and services segments because turnaround time from order placement to fulfillment generally is within 48 hours.
Research and Development
      We are increasing our investment in research and development within certain businesses to create innovative new products that both complement and update our existing offering. Substantially all of our research and development activities to date have been conducted in the United States, but we are expanding our research and development initiatives overseas. These activities take place primarily in our life-science, immunodiagnostic, clinical and research consumable and lab equipment businesses. Specific initiatives are focused on cell-culture media and sera, single-use disposable-bioprocess containers, immunohistochemistry products, protein chemistry, bioreagents, antibodies, microbiology, and RNAi technology. Our aggregate research and development expenses were approximately $44.2 million, $36.7 million and $11.8 million for the years ended December 31, 2005, 2004 and 2003, respectively. Research and development expenses of $0 million, $1.5 million and $0.5 million for 2005, 2004 and 2003, respectively, were included in discontinued operations. We expect our research and development expenses to continue to increase during 2006.

Intellectual Property
      We own or license an extensive number of patents, trademarks, trade names and service marks in the United States and abroad. Our patents, trademarks and licenses are viewed as assets of our operations. Except for certain trade names and trademarks such as “Fisher Scientific,” “Barnstead,” “Cellomics,” “Cole Parmer,” “HyClone,” “Microgenics,” “Nalgene,” “Oxoid,” and “Remel,” we do not believe that any patent or group of patents, trademark or license is, in and of itself, essential to us such that its loss would materially affect our business as a whole.
Government Contracts
      We transact business with various government agencies and through various government contracts at the Federal, state and local levels. Our contracts with these agencies include both purchase orders for specific products or services and contracts with base terms, typically of one to two years, with extension options available at the government’s discretion. Although it is unlikely, it is possible that a renegotiation or termination of one or more of our government contracts, or a reduction in the profits or fees we receive thereunder, would result in a material adverse effect on our financial results.
Acquisitions
      Since our initial public offering in 1991, we have strategically pursued acquisitions that we believe will help drive cash flow and profit growth. Our recent acquisitions have expanded our geographic presence and the breadth of our product and service offering, enhancing our life-science products portfolio. These acquisitions have also accelerated our revenue growth, enhanced margins and increased cash flow.
      Our principal focus for acquisitions are companies that manufacture consumable products for use in life science research and immunodiagnostic applications as well as businesses providing outsourcing services to pharmaceutical and biotech companies. We are also interested in continuing to consolidate and enhance the efficiency of our customers’ supply chains, particularly in the global scientific research market. The following is a brief description of acquisitions and a disposition completed in 2005.
      On August 31, 2005, we acquired privately held Cellomics, Inc. (“Cellomics”) for approximately $49 million, including the assumption of approximately $10 million in debt and approximately $4 million in other assumed seller transaction costs. Cellomics operates in the high content screening segment of the cellular-analysis market. Cellomics develops instrumentation, reagents, bioassays and software used to provide information on functional changes in fixed and living cells. The results of operations of Cellomics have been included in our scientific products and services segment from the date of acquisition.
      On August 6, 2005, we acquired privately held Lancaster Laboratories, Inc. (“Lancaster Laboratories”) for approximately $150 million in cash. Lancaster Laboratories performs pharmaceutical and industrial analytical testing. The results of operations of Lancaster Laboratories have been included in our scientific products and services segment from the date of acquisition.
      On July 31, 2005, we acquired McKesson BioServices, a unit of McKesson Corporation, for approximately $64 million in cash. McKesson BioServices manages biological specimens and clinical-trial materials for government institutions and pharmaceutical and biotech companies. The results of operations of McKesson BioServices have been included in our scientific products and services segment from the date of acquisition.
Discontinued Operations
     In March 2006, the Company committed to a plan to dispose of the laboratory workstations business. As a result of this action, we have included the account balances and activities of the laboratory workstations business as discontinued operations for all periods presented.
      On April 5, 2005, we completed the sale of Atos Medical Holding AB (“Atos”), a manufacturer of ear, nose and throat devices, for approximately $110 million in cash. As a result of the divestiture, we have reflected the account balances and activities of Atos as discontinued operations in our consolidated financial statements. Atos was acquired in September 2003 in connection with our acquisition of Perbio Science AB.

Environmental Matters
      We are subject to various laws and governmental regulations concerning environmental matters and employee safety and health in the United States and other countries. U.S. federal environmental legislation that affects us includes the Toxic Substances Control Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, and the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). We are also subject to regulation by the Occupational Safety and Health Administration (“OSHA”) concerning employee safety and health matters. The United States Environmental Protection Agency (“EPA”), OSHA, and other federal agencies have the authority to promulgate regulations that have an effect on our operations.
      In addition to these federal activities, various states have been delegated certain authority under the aforementioned federal statutes as well as having authority over these matters under state laws. Many state and local governments have adopted environmental and employee safety and health laws and regulations, some of which are similar to federal requirements.
      A number of our operations involve the handling, manufacturing, use or sale of substances that are or could be classified as toxic or hazardous materials within the meaning of applicable laws. Consequently, some risk of environmental harm is inherent in our operations and products, as it is with other companies engaged in similar businesses.
      Our expenses for environmental requirements are incurred generally for ongoing compliance and historical remediation matters. Based on current information, we believe that these compliance costs are not material. For historical remediation obligations, our expenditures relate primarily to the cost of permitting, installing, and operating and maintaining groundwater-treatment systems and other remedial measures. These aggregate expenses were approximately $0.8 million in 2005, $0.8 million in 2004 and $1.0 million 2003. We estimate our aggregate expenses for these environmental remediation matters will continue to be approximately $1.0 million per year.
      Our Fair Lawn and Somerville, New Jersey, facilities are the subject of administrative consent orders issued by the New Jersey Department of Environmental Protection in 1984. Our Rockford, Illinois, facility is subject to a Resource Conservation and Recovery Act (“RCRA”) corrective action program administered by the Illinois Environmental Protection Agency. We are required to maintain groundwater-remediation activities at these sites. As the owner of the Fair Lawn facility, we are listed as a potentially responsible party for remediation within an area called the Fair Lawn Wellfields Superfund Site. This site was listed in 1983 on the National Priority List under CERCLA. Both New Jersey sites are also the subjects of CERCLA National Resources Damages claims. Based on current information, the expected remediation costs for these sites are not material individually or in the aggregate.
      We have also been notified that we are among the potentially responsible parties under CERCLA or similar state laws for the costs of investigating or remediating contamination at various other third-party sites. Based on current information, costs associated with these sites are not material individually or in the aggregate.
      We record accruals for environmental liabilities based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. We calculate estimates based upon several factors, including reports prepared by environmental specialists and management’s knowledge and experience with these environmental matters. We include in these estimates potential costs for investigation, remediation and operation and maintenance of cleanup sites. Accrued liabilities for environmental matters were $32.6 million and $32.2 million, including $2.6 million and $2.6 million attributable to discontinued operations, at December 31, 2005 and 2004, respectively.
      These environmental liabilities do not include third-party recoveries to which we may be entitled. We believe that our accrual is adequate for the environmental liabilities we currently expect to incur. As a result, we believe that our ultimate liability with respect to environmental matters will not have a material adverse effect on our financial position, results of operations or cash flows. However, we may be subject to additional remedial or compliance costs due to future events, such as changes in existing laws and regulations, changes in agency direction or enforcement policies, developments in remediation technologies, changes in the conduct of our operations, and the effect of changes in accounting rules, which could have a material adverse effect on our financial position, results of operations or cash flows.
Regulatory Affairs
      Our operations, and some of the products we offer, are subject to a number of complex and stringent laws and regulations governing the production, handling, transportation and distribution of chemicals, drugs and other similar products, including the operating and security standards of the United States Drug Enforcement Administration, the Bureau of Alcohol, Tobacco, Firearms and Explosives, the Food and Drug Administration, and various state boards of pharmacy as well as comparable state and foreign agencies. As Fisher’s businesses also include export and import activities, we are subject to pertinent laws enforced by the U.S. Departments of Commerce, State and Treasury. In addition, our logistics activities must comply with the rules and regulations of the Department of Transportation, the Federal Aviation Administration and similar foreign agencies. While we believe we are in compliance in all material respects with such laws and regulations, any noncompliance could result in substantial fines or otherwise restrict our ability to provide competitive distribution services and thereby have an adverse effect on our financial condition. To date, none has had a material impact on our operations. For information regarding legal proceedings, refer to “Item 3 — Legal Proceedings.”

Executive Officers of the Registrant
      Our executive officers and directors, and their ages and positions as of February 13, 2006, are as follows:

Executive Officers and Directors	Age	Position

Paul M. Montrone	64	Chairman of the Board and Chief Executive Officer
Paul M. Meister	53	Vice Chairman of the Board
David T. Della Penta	58	President and Chief Operating Officer
Kevin P. Clark	43	Vice President and Chief Financial Officer
Thomas L. Rea	58	Senior Vice President, Corporate Services
Rosanne F. Coppola(3)	55	Director
Michael D. Dingman(2)(3)	74	Director
Bruce L. Koepfgen(2)	53	Director
Simon B. Rich(1)	61	Director
Charles A. Sanders, M.D.(3)	74	Director
Scott M. Sperling(2)	48	Director
W. Clayton Stephens(1)	63	Director
Richard W. Vieser(1)	78	Director

(1)	Member of Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Corporate Governance Committee
      Paul M. Montrone has served Fisher as an executive officer and director since 1991. Mr. Montrone has been Chairman of the Board of Fisher since March 1998 and the Chief Executive Officer of Fisher since 1991. Mr. Montrone served as President and a director from 1991 to 1998.
      Paul M. Meister has served Fisher as an executive officer since 1991 and a director since 1998. Mr. Meister has been Vice Chairman of the Board since March 1998 and served as Executive Vice President and Chief Financial Officer of Fisher from March 1998 to February 2001. He was Senior Vice President and Chief Financial Officer of Fisher from 1991 to March 1998. Mr. Meister is a director of LKQ Corporation and M & F Worldwide Corp.

      David T. Della Penta has served Fisher as an executive officer since 1998. Mr. Della Penta has been President and Chief Operating Officer since April 1998. Prior to 1998, Mr. Della Penta served as President of Nalge Nunc International Corporation, a subsidiary of Sybron International Corporation (the former name of our recently merged subsidiary, Apogent), a manufacturer of laboratory products.
      Thomas L. Rea has served Fisher as an executive officer since 2005, when he was elected Senior Vice President, Corporate Services. Mr. Rea served as Senior Vice President, Human Resources from January 1995 to June 2005.
      Kevin P. Clark has served Fisher as an executive officer since 1996. Mr. Clark has been Vice President and Chief Financial Officer since March 2001. He served as Vice President and Controller from May 1998 to February 2001. Mr. Clark served as our Vice President and Treasurer from September 1997 to May 1998, and as Assistant Treasurer from 1995 to 1997.
      Rosanne F. Coppola has been a director at Fisher since 2005. Ms. Coppola served as Divisional Executive, Global Loans of Citicorp from 1994 until her retirement in 1998 and Business Head, Institutional Recovery Management from 1990 to 1994. Ms. Coppola was also Business Head, Leveraged Capital Division from 1985 to 1990 and Senior Transactor from 1978 to 1985 of Citicorp Industrial Credit, Inc. Ms. Coppola is a director of M & F Worldwide Corp.
      Michael D. Dingman has been a director at Fisher since 1991. Mr. Dingman has been President of Shipston Group Ltd. (international investments) since 1994. Mr. Dingman was Chairman of the Board of Fisher from 1991 to 1998.
      Bruce L. Koepfgen has been a director at Fisher since 2005. Mr. Koepfgen has been CEO, Oppenheimer Capital since May 2003. From 1999 to 2003, Mr. Koepfgen was a private investor and President of Koepfgen Company LLC, a management consulting firm. Prior to 1999, Mr. Koepfgen spent 23 years with Salomon Brothers Inc. (15 years as Managing Director) in a number of executive positions. At the time of his departure, he was Co-Head of Fixed Income Sales and managed its Chicago office. He was also Chairman of Salomon Analytics, a company that provides analytic tools for institutional investors.
      Simon B. Rich has been a director at Fisher since August 2004. Mr. Rich served as Chairman of Louis Dreyfus Natural Gas Corp. (now Dominion Exploration & Production, Inc.) from 1996 until his retirement in 2001 and President and Chief Executive Officer from 1993 to 1996. Mr. Rich was Chief Executive Officer and Executive Vice President of Louis Dreyfus Holding Company from 1998 to 2000 and from 1986 to 1990, respectively.
      Charles A. Sanders, M.D. has been a director at Fisher since May 2003. Dr. Sanders has served as Chairman of the Foundation for National Institutes of Health since 1997. Dr. Sanders served as Chief Executive Officer of Glaxo Inc. from 1989 to 1994 and was Chairman of the Board from 1992 to 1995. Dr. Sanders is Chairman of the Board of Icagen, Inc. and is a director of BioPure Corp., Cephalon Inc., Genentech Inc. and Vertex Pharmaceuticals.
      Scott M. Sperling has been a director at Fisher since January 1998. Mr. Sperling has been employed by Thomas H. Lee Partners, L.P., and its predecessor Thomas H. Lee Company, since prior to 1999. Mr. Sperling currently serves as Co-President of Thomas H. Lee Partners, L.P. Mr. Sperling is a director of Houghton Mifflin Co., ProSiebenSat.1 Media AG, Vertis, Inc., Warner Music Group Inc., and Warner Music Group Corp.
      W. Clayton Stephens has been a director at Fisher since November 2002. Mr. Stephens founded Warren Capital Corporation in 1984 and has served as a Director and President of the firm since that time. Mr. Stephens is a member of the Advisory Board of Sonoma National Bank.
      Richard W. Vieser has been a director at Fisher since August 2004. Mr. Vieser retired as Chairman of the Board, President and CEO of Lear Siegler, Inc., FL Industries, Inc. and FL Aerospace in 1989. He serves as Chairman Emeritus of Varian Medical Systems, Inc. and he is a director of Viasystems Group, Inc.

Employees
      As of December 31, 2005, we had approximately 19,500 full-time employees. Of these employees, approximately 13,000 were located in the United States. We consider our relations with employees to be good.
      We have several collective bargaining agreements that include manufacturing employees in our laboratory-workstation segment, certain manufacturing employees in other U.S. operations and certain employees located in Europe.
Foreign and Domestic Operations, Segment Data and Export Sales
      For information regarding foreign and domestic operations, segment data and export sales, refer to “Item 8 — Financial Statements and Supplementary Data — Note 19 — Segment and Geographic Financial Information.”
Availability of Reports and Other Information
      We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy any documents that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public free of charge at the SEC’s Web site at www.sec.gov.
      Our Web site address is www.fisherscientific.com. All of our filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are made available free of charge on our Web site as soon as reasonably practical after being filed electronically with, or furnished to, the SEC. The content on our Web site does not constitute part of this annual report. We also make available our Corporate Governance Guidelines, and our Code of Business Conduct on our Web site. Additionally, paper copies of these documents may be obtained free of charge by writing our Investor Relations Department at our principal executive office located at Liberty Lane, Hampton, NH 03842.
      Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FSH.” Reports and other information concerning Fisher are also available at the office of the NYSE, 20 Broad Street, New York, New York 10005.
Corporate Governance
      We complied with all of the NYSE corporate governance standards prior to their approval by the SEC. Eight of our 10 Board members are independent and have no significant financial, business or personal ties to the Company or management and all of our Board committees are comprised of independent directors. The Board adopted Corporate Governance Guidelines and a Code of Business Conduct, which has been communicated to employees and posted on our Web site. We have established a process through which employees, either directly or anonymously, can notify management of alleged accounting and auditing concerns or violations of our Code of Business Conduct, including fraud. We created an internal Disclosure Committee that meets regularly, and we adopted disclosure procedures and guidelines to help ensure that our public disclosures are accurate and timely. A copy of our Corporate Governance Guidelines and Code of Business Conduct are available on our Web site at www.fisherscientific.com under the “Investor Info — Corporate Governance” caption.

Item 1A.	Risk Factors
      Our business is subject to a number of important risks and uncertainties. You should carefully consider the risk factors below as well as all the other information we have included in this Form 8-K.

Our growth strategy to acquire new businesses may not be successful and the integration of future acquisitions may be difficult and disruptive to our ongoing operations.
      Acquisitions are an important part of our growth strategy. Since 1991, we have acquired more than 40 businesses and we routinely review additional potential acquisition opportunities. Despite our successful record in integrating the companies we have acquired, certain risks exist, including the potential for:

•	management’s attention being diverted to the integration of the acquired businesses;

•	difficulties in integrating the operations and systems of the acquired businesses and in realizing operating synergies; and

•	difficulties in assimilating and retaining employees and customers of the acquired companies.
      None of these difficulties has historically been material, but if they were to be in the future, we may be unable to implement a portion of our growth strategy. In addition, we compete with other companies to acquire suitable acquisition targets and may not be able to acquire certain targets that we seek. Also, certain of the businesses we have acquired may not generate the cash flow and earnings or yield other benefits that we anticipated at the time of their acquisition. If we are unable to successfully complete and integrate strategic acquisitions in a timely manner, the acquisition may adversely affect our profitability. In addition, if we are unable to hire and retain key management personnel, we may not be able to execute our acquisition strategy.

Our results of operations depend on our customers’ research and development efforts; these efforts and the spending on them are beyond our control, and our results of operations may be adversely affected if our customers do not continue expending sufficient resources on these activities.
      A significant number of our customers include entities active in scientific or technological research in the scientific research and clinical laboratory markets in the United States and internationally. Research and development budgets and activities have a large effect on the demand for our products and services. Our customers determine their research and development budgets based on several factors, including the need to develop new products, government funding, competition and the general availability of resources. In addition, as we continue to expand our international operations, the research and development spending levels in other markets will become increasingly important to us. Although we expect continued increases in scientific and technology-related research and development spending in the United States and worldwide, such spending may decrease or become subject to cyclical swings.

Because we compete directly with certain of our largest customers and product suppliers, our results of operations could be adversely affected in the short term if these customers or suppliers abruptly discontinue or significantly modify their relationship with us.
      Our largest customer in the scientific products and services segment and our largest customer in the healthcare products and services segment are also significant competitors. Our business may be harmed in the short term if our competitive relationship in the marketplace with these customers results in a discontinuation of their purchases from us. In addition, we manufacture products that compete directly with products that we source from third-party suppliers. We also source competitive products from multiple suppliers. Our business could be adversely affected in the short term if any of our large third-party suppliers abruptly discontinues selling products to us.

We may incur impairment charges on our goodwill and intangible assets with indefinite lives that would reduce our earnings.
      We are subject to Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,”(“SFAS 142”) which requires that goodwill and intangible assets that have an indefinite useful life be tested at least annually for impairment. Goodwill and other intangible assets with indefinite lives must also be tested for impairment between the annual tests if an event occurs, such as a downturn in our business or the loss of a significant customer, that would more likely than not reduce the fair value of the asset below its carrying amount. As of December 31, 2005, goodwill and other intangible assets with indefinite lives represented approximately 57% of our total assets. If we determine that there has been an impairment, our financial results for the relevant period will be reduced by the amount of the impairment, net of income tax effects, if any.
We rely heavily on manufacturing operations to produce the products we sell, and our business could be adversely affected by disruptions of our manufacturing operations.
      We rely upon our manufacturing operations to produce many of the products we sell. Any significant disruption of those operations for any reason, such as strikes or other labor unrest, power interruptions, fire, or other events beyond our control could adversely affect our sales and customer relationships and therefore adversely affect our business. Although most of our raw materials are available from a number of potential suppliers, our operations also depend upon our ability to obtain raw materials at reasonable prices. If we are unable to obtain the materials we need at a reasonable price, we may not be able to produce certain of our products or we may not be able to produce certain of these products at a marketable price, which could have an adverse effect on our results of operations.
We have implemented, and will continue to implement, various cost-savings initiatives that may not achieve the anticipated results.
      We have implemented and approved a number of programs designed to reduce costs. We also expect that we will continue to identify opportunities for operational efficiencies and implement programs designed to achieve these efficiencies. Such programs will require, among other things, the consolidation and integration of facilities, functions, systems, and procedures, all of which present significant management challenges. There can be no assurance that such actions will be accomplished as rapidly as anticipated or that the full extent of expected cost reductions will be achieved.
      During 2005, most of our cost saving initiatives related to the integration of Apogent businesses. The integration of Apogent and the associated cost saving programs proceeded as planned during 2005.
Our indebtedness could adversely affect our financial health and prevent us from fulfilling our financial obligations.
      As of December 31, 2005, we had total indebtedness of $2,209.9 million. In addition, as of December 31, 2005, we had the ability to incur an additional aggregate amount of $988.5 million of indebtedness under our existing accounts receivable securitization facility and revolving credit facility. Further borrowing under those facilities or incurring any other additional indebtedness would increase our leverage and our risks. Our debt agreements permit us to incur or guarantee additional indebtedness, subject to limitations set forth in those agreements.
      Our indebtedness could negatively affect our operations in a number of ways including:

•	increasing our vulnerability to generally adverse economic and industry conditions;

•	reducing the availability of our cash flows to fund working capital, capital expenditures, research and development efforts, program investment efforts and other general corporate needs;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	exposing us to the risk of increased interest rates because some of our debt has variable interest rates; and

•	limiting our ability to borrow additional funds.
      Any default under the agreements governing our credit facility or our other outstanding indebtedness and the remedies sought by the holders of such indebtedness could make us unable to pay principal and interest on our outstanding indebtedness.

      In addition, we will be required to repay the indebtedness under our various debt agreements as that indebtedness matures. We may not have sufficient funds or we may be unable to arrange for additional financing to pay these amounts when they become due. See “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness.”

Because we rely heavily on third-party package-delivery services, a significant disruption in these services or significant increases in prices may disrupt our ability to ship products, increase our costs and lower our profitability.
      We ship a significant portion of our products to our customers through independent package delivery companies, such as UPS and Federal Express in the U.S. and DHL in Europe. We also maintain a small fleet of vehicles dedicated to the delivery of our products and ship our products through other carriers, including national and regional trucking firms, overnight carrier services and the U.S. Postal Service. If UPS or another third-party package-delivery provider experiences a major work stoppage (as UPS did in 1997), preventing our products from being delivered in a timely fashion or causing us to incur additional shipping costs we could not pass on to our customers, our costs could increase and our relationships with certain of our customers could be adversely affected. In addition, if UPS or our other third-party package-delivery providers increase prices, and we are not able to find comparable alternatives or make adjustments in our delivery network, our profitability could be adversely affected.

We are subject to regulation by various federal, state and foreign agencies that require us to comply with a wide variety of regulations, including those regarding the manufacture of products, the shipping of our products and environmental matters.
      Some of our operations are subject to regulation by the U.S. Food and Drug Administration and similar international agencies. These regulations govern a wide variety of product activities, from design and development to labeling, manufacturing, promotion, sales and distribution. If we fail to comply with the U.S. Food and Drug Administration’s regulations or those of similar international agencies, we may have to recall products and cease their manufacture and distribution, which would increase our costs and reduce our revenues.
      We are subject to federal, state, local and international laws and regulations that govern the handling, transportation, manufacture, use or sale of substances that are or could be classified as toxic or hazardous substances. Some risk of environmental damage is inherent in our operations and the products we manufacture, sell or distribute. This requires us to devote significant resources to maintain compliance with applicable environmental laws and regulations, including the establishment of reserves to address potential environmental costs, and manage environmental risks.

If we lose our key personnel, our business could be adversely affected.
      We depend heavily on the services of our senior management, including Paul M. Montrone, our Chairman of the Board and Chief Executive Officer, and Paul M. Meister, our Vice Chairman of the Board, both of whom are important to our acquisition and earnings-growth strategy. We believe our future success will depend upon the continued services of our senior management. Our business could be adversely affected by the loss of any member of our senior management, including Mr. Montrone or Mr. Meister. We do not maintain key-man life insurance in respect of Mr. Montrone or Mr. Meister.

We are subject to economic, political and other risks associated with our significant international sales and operations, which could adversely affect our business.
      We conduct international operations through a variety of wholly owned subsidiaries, majority-owned subsidiaries, joint ventures, equity investments and agents located in North and South America, Europe, the Far East, the Middle East and Africa. A significant portion of the revenues of our international operations is generated in Europe. Expansion of these activities could increase the risks associated with our international operations. Sales outside the United States were approximately 26% and 25% of total sales in 2005 and 2004, respectively. We anticipate that sales from international operations will continue to represent a growing portion of our revenues. In addition, many of our manufacturing facilities, employees and suppliers are located outside the United States. Our sales and earnings could be adversely affected by a variety of factors resulting from our international operations, including:

•	changes in the political or economic conditions in a country or region, particularly in developing or emerging markets;

•	future fluctuations in exchange rates;

•	trade-protection measures and import-or export-licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations; and

•	differing regulatory requirements and changes in those requirements.

We may be unable to adjust to rapid changes in the healthcare industry, some of which could adversely affect our business.
      The healthcare industry has undergone significant changes in an effort to reduce costs. These changes include:

•	development of large and sophisticated groups purchasing medical and surgical supplies;

•	wider implementation of managed care;

•	legislative healthcare reform;

•	consolidation of pharmaceutical companies;

•	increased outsourcing of certain activities, including to low-cost offshore locations; and

•	consolidation of distributors of pharmaceutical, medical and surgical supplies.
      We expect the healthcare industry to continue to change significantly in the future. Some of these potential changes, such as a reduction in governmental support of healthcare services or adverse changes in legislation or regulations governing the delivery or pricing of healthcare services or mandated benefits, may cause healthcare-industry participants to purchase fewer of our products and services or to reduce the prices they are willing to pay for our products or services.

We may incur unexpected costs from increases in fuel and raw material prices, which could reduce our earnings and cash flow.
      Our primary commodity exposures are for fuel, petroleum-based resins, steel and serum. During 2005, we experienced price increases in fuel and raw materials, including petroleum-based resins. We were able to minimize the impact of these price increases through higher prices to customers and various cost-saving measures. While we will continue to implement such initiatives to minimize the impact of future price increases, our earnings and cash flows could be adversely affected in the event these measures were insufficient to cover our costs.
      For further discussion regarding our commodity risks refer to “Item 7A. — Quantitative and Qualitative Disclosures About Market Risk — Commodity Risk Management.”

If we experience a significant disruption in our information technology systems or if we fail to implement new systems and software successfully, our business could be adversely affected.
      We depend on the information systems throughout our Company to manufacture products, process orders, manage inventory, process shipments to customers and respond to customer inquiries. If we were to experience a prolonged disruption in the information technology systems that involve our interactions with customers and suppliers, it could result in the loss of sales and customers, which could adversely affect our business.
Exchange rate fluctuations may adversely affect our business.
      Since we are a multinational corporation that sells products and sources products in many different countries, changes in exchange rates could adversely affect our cash flows and results of operations. Our businesses occasionally invoice third-party customers or are invoiced for product purchases in currencies other than the one in which they primarily do business (the “functional currency”). Movements in the invoiced currency relative to the functional currency result in foreign currency transaction gains and losses, which could adversely affect our cash flows and our results of operations. Furthermore, reported sales and purchases made in non-U.S. currencies by our international businesses, when translated into U.S. dollars for financial reporting purposes, fluctuate due to exchange rate movement. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, we cannot predict the effects of exchange-rate fluctuations upon future operating results.
      For further discussion regarding our currency risks refer to “Item 7A. — Quantitative and Qualitative Disclosures About Market Risk — Currency Risk Management.”

Item 1B.	Unresolved Staff Comments
      None.

Item 2.	Properties
      Our principal executive offices are located in Hampton, New Hampshire. We believe that our property and equipment are generally well maintained, in good operating condition and adequate for our present needs. The inability to renew any short-term real property lease would not have a material adverse effect on our operations.
      The following table identifies our principal facilities, defined as those measuring approximately 100,000 square feet or more. Properties identified are owned unless otherwise indicated:

Scientific Products and Services
Allentown, Pennsylvania(b)	Manufacturing
Basingstoke, United Kingdom(a)	Manufacturing
Dubuque, Iowa(b)	Manufacturing
Geel, Belgium	Manufacturing
Fair Lawn, New Jersey	Manufacturing
Horsham, United Kingdom(b)	Laboratory
Lenexa, Kansas(b)	Manufacturing
Logan, Utah(b)	Manufacturing
Loughborough, United Kingdom(a)	Manufacturing
Milwaukee, Wisconsin	Manufacturing
Pittsburgh, Pennsylvania(a)	Offices and Laboratory
Rochester, New York	Manufacturing
Rockwood, Tennessee(b)	Manufacturing and Distribution
Roskilde, Denmark	Manufacturing
San Diego, California(a)	Distribution
San Fernando, California(b)	Manufacturing
Schwerte, Germany(a)	Offices and Distribution
Selangor, Malaysia	Manufacturing
Somerville, New Jersey	Manufacturing
Lancaster, Pennsylvania	Laboratory

Vernon Hills, Illinois(a)	Distribution
Whitby, Canada	Distribution

Healthcare Products and Services
Auburn, Alabama(b)	Manufacturing and Distribution
Fremont, California(a)	Manufacturing
Kalamazoo, Michigan(a)	Manufacturing
Middletown, Virginia	Manufacturing
Portsmouth, New Hampshire(b)	Manufacturing
Rockford, Illinois	Manufacturing
Romont, Switzerland	Manufacturing

Laboratory Workstations (c)
Reynosa, Mexico	Manufacturing
Two Rivers, Wisconsin	Manufacturing

Shared Properties
Agawam, Massachusetts	Distribution
Chino, California(a)	Distribution
Denver, Colorado(a)	Distribution
Florence, Kentucky	Distribution
Hanover Park, Illinois	Distribution
Houston, Texas	Offices and Distribution
Pittsburgh, Pennsylvania(a)	Offices
Santa Clara, California(a)	Distribution
Suwanee, Georgia(a)	Distribution

Hampton, NH	Corporate Office

(a)	Leased

(b)	Combination of property owned and leased

(c)	Included in assets held for sale

Item 3.	Legal Proceedings
      Our business involves a risk of product liability and other claims in the ordinary course of business. We maintain insurance policies, including product liability insurance. We are a party to various lawsuits and other legal proceedings, including consolidated multi-party product liability actions for products we may have distributed or manufactured. These matters have arisen in the ordinary course and conduct of our business, as well as through acquisitions. We believe that some of the costs incurred in defending and ultimately disposing of most of these claims for personal injury and other matters may be covered in part by insurance policies previously maintained by several insurance carriers or subject to indemnification by our suppliers or purchasers. Management, after review and consideration with counsel, considers that any ultimate liability with respect to these matters will not have a material adverse effect on our results of operations, financial position or cash flows. While liabilities arising from potential future claims could become material, we currently believe, on the basis of our claims history and related factors, that such potential future claims are not likely to have a material impact on our business, financial condition and results of operations. Actual costs incurred will depend on the solvency of our insurance carriers and former carriers, the degree of coverage with respect to any particular claim, our success in litigating these claims and the solvency of third parties who may be jointly and severally liable.
      See “Item 1 — Business — Environmental Matters,” for legal proceedings involving environmental and health and safety matters.
      We are subject to the jurisdiction of various regulatory agencies including, among others, the U.S. Food and Drug Administration and the Agency for International Development. Various governmental agencies conduct investigations from time to time to examine matters relating to our operations. Some operations involve and have involved the handling, manufacture, use or sale of substances that are classified as toxic or hazardous substances within the meaning of applicable environmental laws. Consequently, some risk of environmental and other damage is inherent in particular operations and products as it is with other companies engaged in similar businesses, and we cannot assure that material damage will not occur or be discovered or that the damage will not be determined to be material in the future. We are currently involved in various stages of investigation and remediation relative to environmental protection matters. We believe that such investigations and remediation expenditures in connection therewith, individually and in the aggregate, will not have a material adverse effect upon our results of operations, financial position, or cash flows.

Item 4.	Submission of Matters to a Vote of Security Holders
      No matters were submitted to a vote of security holders in the fourth quarter of 2005.
PART II

Item 5.	Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.
Market Information
      Our common stock is listed on the NYSE under the trading symbol “FSH.” For information regarding the high and low closing sale prices of our common stock, see “Item 8 — Financial Statements and Supplementary Data — Note 22 — Unaudited Quarterly Financial Information.”
      The last reported sale price of our common stock on the NYSE on February 10, 2006, was $67.61 per share. As of February 10, 2006, we had approximately 909 holders of record of our common stock.
Dividends
      We have not paid a cash dividend on our common stock during the last three fiscal years. Our credit facility and other debt agreements place certain restrictions on our ability to pay cash dividends. See “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Description of Indebtedness.” We do not anticipate paying cash dividends on our common stock at any time in the foreseeable future.
Equity Compensation Plans
      The following is a summary of our equity compensation plan information as of December 31, 2005:

Number of Securities
Remaining for Future
Issuance Under Equity
	Number of Securities		Compensation Plans
	to be Issued Upon	Weighted-Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in
Plan Category	Outstanding Options	Outstanding Options	Column (a))

	(a)(2)	(b)	(c)(1)(2)
Equity compensation plans approved by security holders	10,232, 866	$43.46	5,031,260
Equity compensation plans not approved by security holders	—	—	—

Total at December 31, 2005	10,232,866	$43.46	5,031,260

(1)	2,795,144 of the shares listed in column (c) may be issued in the form of other stock-based awards, which include restricted or unrestricted stock, restricted or unrestricted stock units or dividend equivalents, pursuant to the 2005 Equity and Incentive Plan.

(2)	Does not include 1,236,259 shares issuable upon the exercise of options under the plans assumed in connection with the merger with Apogent.
Share Repurchase Program
      On March 15, 2005, our Board of Directors authorized a share repurchase program of up to $300 million of our common stock. The authorization for share repurchases extends through March 15, 2007. The program authorizes management, at its discretion, to repurchase shares from time to time on the open market or in privately negotiated transactions subject to market conditions and other factors. As of December 31, 2005, no shares have been repurchased by us under this program.